March 18, 1994


Air & Water Technologies Corporation
U.S. Highway 22 West and Station Road
Branchburg, New Jersey  08876


Ladies and Gentlemen:


	       This letter agreement confirms the understanding between Air & Water Technologies Corporation, a Delaware corporation ("AWT" or the "Company"), and Compagnie Generale des Eaux, a French corporation ("Generale des Eaux"), to effect the transactions set forth herein. As further described below, AWT and Generale des Eaux have agreed to enter into a closer relationship designed to strengthen the Company's competitive and financial position. Both parties believe that these arrangements will enhance the overall value of AWT and its ability to achieve its objectives.

	       Subject to the terms and conditions set forth herein, the parties will enter into an Investment Agreement (the "Investment Agreement") which consists of the following (see Exhibit A hereto for further details):

	 bullet Generale des Eaux would purchase for cash $60,000,000 of the Company's Series A Convertible Exchangeable Preferred Stock, having the terms set forth on Exhibit B hereto (the "Series A Preferred");

	 bullet Generale des Eaux would exchange on a tax-free basis all of the outstanding capital stock of Professional Service Group, Inc., a Michigan corporation ("PSG"), for 6,500,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock");

	 bullet Upon execution of this letter agreement, Generale des Eaux shall enter into the financial undertakings set forth on Exhibit C hereto; and

	 bullet Generale des Eaux will agree in the Investment Agreement that AWT shall become Generale des Eaux's exclusive vehicle in the United States, its possessions and its territories for its water and waste water management and air pollution activities. Generale des Eaux will also assist AWT in developing its water and waste water management and air pollution activities in both Canada and Mexico, subject to existing contractual agreements and taking into account the respective interests of both companies.

	       Upon execution of this letter agreement, Generale des Eaux will purchase 500,000 shares of Class A Common Stock for an aggregate purchase price of $5,000,000. AWT represents and warrants that all such shares of Class A Common Stock have been duly authorized, and upon issuance will be validly issued, fully-paid and non-assessable, and such issuance is not subject to any pre-emptive or similar rights.

	       AWT and Generale des Eaux will (a) cooperate with each other in good faith in the preparation of definitive documentation providing for the transactions contemplated by the Investment Agreement, the making of all required governmental filings and the obtaining at the earliest practicable date of all necessary approvals and consents from governmental entities and third parties and (b) negotiate in good faith towards reaching agreement on the definitive documentation providing for such transactions at the earliest practicable date.

	       The obligations of AWT and Generale des Eaux to consummate the transactions contemplated by this letter agreement (other than those set forth on Exhibit C hereto) will be subject to satisfaction of the following conditions, and as otherwise set forth in the Investment Agreement:

	       (a) approval of the issuance to Generale des Eaux of the Series A Preferred Stock and the Class A Common Stock by the stockholders of AWT pursuant to the rules and regulations of the American Stock Exchange;

	       (b) receipt of all necessary governmental and regulatory approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") and the provisions of Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, as amended ("Exon-Florio"), containing no condition or restriction which, in such party's reasonable opinion, would materially diminish such party's rights and protections, taken as a whole, under the Investment Agreement;

	       (c) in the case of AWT only, the receipt by AWT of a written opinion from Allen & Co., AWT's independent financial advisors, to the effect that the transactions contemplated by the Investment Agreement are fair, from a financial point of view, to the shareholders of AWT (other than Generale des Eaux); and

	       (d) the absence of any injunctions or order prohibiting consummation of the transactions contemplated by the Investment Agreement.

	       Each of AWT and Generale des Eaux represent and warrant that such party has or has caused to be taken any necessary corporate action to authorize the execution, delivery and performance of this letter agreement and that this letter agreement is a valid and binding agreement of such party.

	       AWT represents and warrants that the unaudited consolidated financial statements for the quarter ended January 31, 1994 of the Company included in the Form 10-Q as filed with the Securities and Exchange Commission (the "Commission") will fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except for normal year-end adjustments), the consolidated financial position of the Company and its consolidated subsidiaries as of January 31, 1994 and the consolidated results of operations and statement of cash flows for the quarter then ended. Other than liabilities disclosed, or provided for, in the Form 10-Q or otherwise disclosed to Generale des Eaux in writing, as of such date, (i) there existed no liabilities of the Company or its consolidated subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or otherwise and (ii) there was no existing condition, situation or set of circumstances which would result in such a liability, except in the case of each of clauses (i) and (ii) for liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect in the business, properties or condition (financial or otherwise) of the Company. Since
January 31, 1994, there has been no material adverse change in the business, properties or condition (financial or otherwise) of the Company.

	       The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the transactions contemplated by this letter agreement. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval by the Company's stockholders of the transactions contemplated by this Agreement. In connection with such meeting, the Company (i) will promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable the proxy statement of the Company and all other proxy materials for such meeting, (ii) will, subject to the provisions of the immediately preceding sentence, use its best efforts to obtain the necessary approvals by its stockholders of the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting. Generale des Eaux agrees to vote all of its shares in favor of the transactions contemplated by this letter agreement at such meeting of stockholders.

	       AWT agrees to increase the size of the Board of Directors promptly after execution of this letter agreement by two Directors and shall appoint as Directors of the Company (with terms expiring at the next annual meeting of the Company's stockholders) such persons designated by Generale des Eaux. AWT further agrees to place the two Directors designated by Generale des Eaux on the Executive Committee of the Board promptly after execution of this letter agreement.

	       AWT and Generale des Eaux shall agree on the form and content of any public announcements which shall be made concerning this letter agreement or the transactions contemplated hereby and neither AWT nor Generale des Eaux shall make any such public announcement without the consent of the other, except with respect to any public announcement or other public disclosure, to the extent either party determines, in good faith and with the advice of counsel, such announcement or disclosure is required by law or the rules or regulations of any exchange on which such party's securities are listed or to avoid undue risk that the transactions contemplated hereby will be enjoined or that such party, its officers, directors or representatives will be liable for damages as a result thereof.

	       In connection with the preparation of the Investment Agreement and subject to the terms of the Confidentiality Agreement dated October 22, 1992 between the parties, AWT will and Generale des Eaux will cause PSG to, and each will cause its respective officers, directors, employees and agents to, afford Generale des Eaux and AWT, as the case may be, and their respective officers, employees, advisors and agents reasonable access at all reasonable times to AWT's and PSG's respective officers, employees, agents, properties, books, records and contracts and will furnish to AWT and Generale des Eaux and their respective advisors all financial, operating and other data and information as each of AWT and Generale des Eaux or their respective advisors may reasonably request.

	       AWT shall not nor shall AWT permit any of its subsidiaries or any of its or their respective officers, directors, employees, agents or advisers to initiate, solicit or encourage, or take any other action to facilitate (including by way of furnishing nonpublic information, except to the extent determined in good faith by the Board of Directors of AWT (the "Board") based on the advice of counsel to be legally required for the discharge by the Board of its fiduciary duties), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below) or, except to the extent determined in good faith by the Board based on the advice of counsel to be legally required for the discharge by the Board of its fiduciary duties, agree to or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third-parties with any nonpublic information, relating to any such inquiry or proposal. AWT shall promptly inform Generale des Eaux orally and in writing of any such inquiry or proposal. As used herein, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving AWT or any of its subsidiaries (other than that involving solely an acquisition of a business or assets by AWT or any of its subsidiaries) or any proposal or offer to acquire in any manner a significant (i.e., more than 10% of the then outstanding shares of AWT) equity interest in, or a significant (i.e., more than 10% of the consolidated total assets of AWT) portion of the assets of (including the stock or assets of subsidiaries) AWT, but excluding the transactions contemplated by the Investment Agreement.

	       AWT agrees not to (i) adopt any stockholder rights plan (or any arrangement which is designed to disadvantage Generale des Eaux on the basis of the size of its shareholding), (ii) make any material change in the Company's capital structure or issue any capital stock except as provided herein or (iii) modify or enter into any employee benefit arrangements or any agreements with employees or grant any severance or termination compensation rights to employees. The foregoing restrictions shall terminate in the event that (i) Generale des Eaux materially breaches any of its obligations or representations contained herein, in Exhibit C hereto or in the Investment Agreement or (ii) Generale des Eaux commences a tender offer for or acquires more than 1% of the outstanding shares of Class A Common Stock (except as contemplated by this letter agreement) or commences any solicitation of proxies from the Company's stockholders not approved by the Company's Board of Directors. Generale des Eaux will give the Company two days' prior written notice of any acquisition of more than 1% of the outstanding shares.

	       In the event that Generale des Eaux materially breaches any of its obligations or representations contained herein, in Exhibit C or in the Investment Agreement, Generale des Eaux agrees that the provisions of Article VI of the Stock Purchase Agreement dated May 13, 1990 shall be reinstated for an additional three year period from the date hereof.

	       The parties hereto will be responsible for all of their own costs incurred by them with respect to the investigation and negotiation of this letter agreement and the transactions contemplated hereby.

	       This letter agreement may be terminated and the transactions contemplated hereby may be abandoned or terminated by written notice to that effect given by either party to the other on or after July 31, 1994, if by such date the parties hereto shall not have executed definitive documentation to effect the transactions contemplated by the Investment Agreement. Except as expressly provided herein, upon any such termination, the parties shall each be released from all further obligations and liabilities hereunder; provided that each party shall remain liable for any breach or violation of the terms hereof by such party prior to such termination.

	       This letter agreement may be executed in one or more counterparts.

	       This letter agreement, which shall be governed by and construed in accordance with the internal laws of the State of New York, is binding upon the parties hereto and any of its terms may only be modified, waived or supplemented in a written agreement executed by authorized representatives of each of AWT and Generale des Eaux.


				       Sincerely,

				       COMPAGNIE GENERALE DES EAUX



				       By: /s/ J-H David
					   ------------------------
					   Title:

Acknowledged and agreed:

AIR & WATER TECHNOLOGIES CORPORATION



By /s/ E.C. Beck
   --------------------------
   Title:


								   Exhibit A


		    Term Sheet for Investment Agreement


1.  Board of Directors Representation

Generale des Eaux will have representation on the Board (and all Committees thereof other than any Special Committee of independent directors) that is proportionate to the aggregate number of shares of Class A Common Stock (the "Shares") owned by Generale des Eaux on a fully diluted basis (rounded down to the next whole number if Generale des Eaux owns in the aggregate less than 50% of the outstanding shares on a fully diluted basis or, if otherwise, rounded up to the next whole number).

Immediately after closing of the transactions contemplated by the Investment Agreement, the Board shall initially consist of eleven Directors, with three directors who are employees of Generale des Eaux or its affiliates as designated by Generale des Eaux, two Independent Directors (as defined below) designated by Generale des Eaux, five Directors consisting of Messrs. Beck, Costle, Dowd, Morris and Senior and an additional Independent Director satisfactory to Generale des Eaux. The Board shall have at least three Directors who are not employees of the Company or Generale des Eaux or any of their respective affiliates ("Independent Directors"). All Independent Directors shall be satisfactory to Generale des Eaux. The Chairman of the Board shall be designated by Generale des Eaux.


2.  Management

Generale des Eaux shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company. Current AWT management would participate in the transition as mutually agreed upon. It is Generale des Eaux's current intention to work with as many members of current management as possible. Mr. Beck shall continue as Chairman and Chief Executive Officer until the closing of the transactions contemplated by the letter agreement. All agreements of AWT with employees will be honored.


3.  Affiliate Transactions

Any transactions (or series of related transactions in a chain) between AWT and any of its subsidiaries and Generale des Eaux or any of its subsidiaries shall be on an arms length basis, and (i) any such transaction (or such series of transactions) having an aggregate value in excess of $1,000,000 and (ii) any settlement of the PRASA litigation must be approved by a majority of the Independent Directors or a Special Committee thereof. After closing of the transactions contemplated by the Investment Agreement, all actions by AWT with respect to the Investment Agreement shall be taken by majority approval of such Independent Directors.


4.  Joint Efforts

Generale des Eaux will agree in the Investment Agreement that AWT shall become Generale des Eaux's exclusive vehicle in the United States, its possessions and its territories for its water and waste water management and air pollution activities. Generale des Eaux will also assist AWT in developing its water and waste water management and air pollution activities in both Canada and Mexico, subject to existing contractual agreements and taking into account the respective interest of both companies. AWT shall be offered an active participation in any new water management investments by Generale des Eaux in the United States which are too capital intensive for AWT to undertake on a stand-alone basis. In addition, Generale des Eaux and AWT will establish a privileged commercial relationship for the development of air pollution activities in Europe.


5.  Representations

AWT and Generale des Eaux (including with respect to PSG) will make representations and warranties to each other in connection with the transactions contemplated hereby which are customary for transactions of this nature, subject to standard materiality qualifications, which representations (including, in the case of AWT and with respect to PSG, with regard to the absence of any material adverse change in the business, financial condition and results of operations of AWT and PSG and their respective subsidiaries, taken as a whole) will be brought down to closing but will not survive the closing.


6.  Covenants

The transactions contemplated by the Investment Agreement will be dependent upon performance of customary pre-closing covenants for similar transactions, including:

	       (a) operation of the businesses of AWT and PSG in the ordinary course consistent with past practice; and

	       (b) AWT would agree to the "no-shop" and other covenants substantially similar to those contained in the letter agreement of which this Exhibit A forms a part.


7.  Purchase Price Adjustment

The purchase price for the capital stock of PSG shall be adjusted in cash upwards or downwards, as the case may be, to the extent the consolidated net worth (excluding any intercompany debt) of PSG as of closing of the transactions contemplated by the Investment Agreement is greater or lower, as the case may be, than the consolidated net worth (excluding any intercompany debt) of PSG as of December 31, 1993.


8.  Access

For so long as Generale des Eaux beneficially owns at least 26% of the outstanding Shares on a fully diluted basis, it will have access on reasonable terms to the books, records and employees of AWT and its subsidiaries and provision by AWT of all information reasonably requested by such party, subject to confidentiality obligations that at the time may be owed by AWT to third parties, to appropriate confidentiality arrangements and requirements of law.


9.  Registration Rights

Four demand and unlimited piggyback registration rights for the Class A Convertible Exchangeable Preferred Stock and the Shares held by Generale des Eaux, subject to reasonable limits regarding the frequency of exercises, blackout periods, and clawbacks and restriction on the size of the offerings by underwriters.


								     Exhibit B

		  Term Sheet for Series A Preferred Stock


1.  Securities Offered. . . . .              Series A Convertible Exchangeable
					     Preferred Stock ("Series A
					     Preferred") exchangeable into
					     Convertible Subordinated Debt
					     with a maturity of 10 years from
					     the date of issuance of the Series
					     A Preferred ("Convertible Debt").

2.  Dividends . . . . . . . . .              The amount of the Series A
					     Preferred dividend will be equal
					     to 5 1/2% per annum.  If the
					     Series A Preferred is exchanged
					     into Convertible Debt, the
					     interest rate will be 5 1/2% per
					     annum.  Annual cumulative
					     dividends or interest, accruing
					     from the date of issue, will be
					     payable in cash semi-annually.

3.  Liquidation Preference. . .              $50.00 per share, plus accrued
					     and unpaid dividends.

4.  Exchange Provisions . . . .              The Series A Preferred is
					     exchangeable, in whole or in
					     part, into Convertible Debt, at
					     the option of the Company at any
					     time after June 30, 1997, on not
					     less than 30 nor more than 60
					     days prior written notice.  Each
					     $50.00 liquidation value of
					     Series A Preferred is
					     exchangeable for $50.00 face
					     amount of Convertible Debt.

5.  Conversion Rights . . . . .              The Series A Preferred and
					     Convertible Debt are convertible,
					     in whole or in part, at the
					     option of the Holder at any time
					     into the Company's Class A Common
					     Stock at a conversion price equal
					     to $12.50 per share of Class A
					     Common Stock, subject to
					     adjustment as provided below.

6.  Anti-dilution . . . . . . .              Customary provisions, including
					     adjustments (using a weighted
					     average in the case of items
					     (iii), (iv), (v) and (vi) so as
					     to preserve the fully diluted
					     percentage of Common Stock into
					     which the Series A Preferred
					     Stock is convertible) in the
					     event of:

					    (i)    stock dividends, stock
						   reclassifications or
						   recapitalizations, stock
						   splits, reverse stock
						   splits and the like;

					   (ii)    dividends or other
						   distributions of cash or
						   assets or evidence of
						   indebtedness;

					  (iii)    dividends or other
						   distributions of securities
						   or rights convertible into
						   or exercisable for shares of
						   any class of common stock
						   of the Company at a
						   purchase price less than
						   the conversion price of
						   such common stock;

					   (iv)    issuance of shares of any
						   class of common stock of
						   the Company at a price less
						   than the conversion price
						   of such common stock;

					     (v)   issuance of securities or
						   rights convertible into or
						   exercisable for shares of
						   any class of common stock
						   of the Company at a
						   purchase price less than
						   the conversion price of
						   such common stock; and

					   (vi)    repurchase by the Company,
						   directly or indirectly, of
						   shares of any class of
						   common stock at a price in
						   excess of the conversion
						   price of such common stock.


7.  Redemption at Option of
      the Company. . . . . . . .             The Series A Preferred is not
					     redeemable before June 30, 1997.
					     Between June 30, 1997 and June
					     30, 2000, the Series A Preferred
					     will be redeemable at the option
					     of the Company, on not less than
					     30 nor more than 60 days prior
					     written notice.  The Company may
					     exercise this option during such
					     time period only if for 20
					     trading days within any period of
					     30 consecutive trading days,
					     including the last trading day of
					     such period, the closing price of
					     the Common Stock exceeds $18.75,
					     subject to adjustments.  After
					     June 30, 2000, the Series A
					     Preferred will be redeemable at
					     any time.  The same redemption
					     provisions apply to the
					     Convertible Debt.  The redemption
					     price will be 103.85% after June
					     30, 1997 and will decrease by
					     .55% each year until it reaches
					     100% where it will remain fixed.

8.  Voting Rights. . . . . . .               On all matters the Holders of the
					     Series A Preferred will have one
					     vote (voting as a class with the
					     Common Stock) for each share of
					     Common Stock that their Series A
					     Preferred represents.  In
					     addition, the Series A Preferred
					     will vote separately as a class
					     on (i) any amendments to the
					     Certificate of Designation of the
					     terms of the Series A Preferred
					     and (ii) any merger,
					     consolidation, reclassification
					     or similar transaction which will
					     adversely affect the rights and
					     preferences of the Series A
					     Preferred.

9.  Ranking . . . . . . . . . .              The Series A Preferred will rank
					     (1) with respect to the payment
					     of amounts upon liquidation,
					     dissolution or winding up, senior
					     to the Common Stock, and
					     pari-passu with any other
					     Preferred Stock and (2) with
					     respect to the payment of
					     dividends, senior to the Common
					     Stock and pari-passu with any
					     other Preferred Stock.  The
					     Convertible Debt will be
					     subordinated to the Company's
					     senior debt and senior
					     subordinated debt.

10.  Maturity . . . . . . . . . .            Perpetual


								  Exhibit C

					     March 18, 1994

The Board of Directors
Air & Water Technologies Corporation
U.S. Highway 22 West and Station Road
Branchburg, New Jersey  08876

Gentlemen:

	       As an inducement to Air & Water Technologies Corporation ("AWT") entering into with us that certain letter agreement of even date herewith (the "Letter Agreement"), Compagnie Generale des Eaux undertakes the following:

	       1. If the transactions contemplated by such letter agreement are not consummated on or before June 14, 1994 and AWT has not theretofore been able to obtain up to $125,000,000 of debt financing to repay the Senior Note held by The Prudential Insurance Company of America (the "Prudential Note"), and subject to there not having occurred any material adverse change or any event which would reasonably be expected to result in a material adverse change in the business, properties or condition (financial or otherwise) of AWT and subject to AWT not being in material breach of its obligations or of any representation under the Letter Agreement or the Investment Agreement, and provided that the shareholders of AWT shall not have voted against approval of the transactions contemplated by the aforementioned letter agreement, Generale des Eaux will provide any assistance and support necessary for a bank or other financial institution to provide bridge financing to AWT for up to $125,000,000 on a senior basis at a rate equal to 3 month LIBOR + 325 basis points, any such loans to be repaid as promptly as practicable, and in any event within six months, by AWT, it being understood that such bridge financing would contain customary covenants and events of default for loans of this type. Furthermore, should such bridge financing not be repaid within 6 months, Generale des Eaux will have the right to cause (i) the entire outstanding principal amount (plus accrued interest) of such bridge debt to be exchanged for shares of AWT or (ii) if any approval of the stockholders of AWT is required for the issuance of such shares, and has not been obtained, an amount of bridge debt to be exchanged for the maximum number of shares permitted to be issued without stockholder approval, in each case such shares shall be valued at the average of the closing bid price for such shares over the 20 trading days prior to any such exchange.

	       2. After consummation of the transactions contemplated by the Letter Agreement, CGE will provide any assistance and support necessary to enable AWT to obtain up to $125,000,000 of permanent bank debt financing on an unsecured basis to repay the Prudential Note at an interest rate not in excess of the market rate for a seven year fixed rate swap against 3 month LIBOR + 125 basis points with a covenant package restriction on AWT's assets and permits normal working capital borrowing by AWT.

	       3. After consummation of the transactions contemplated by the Letter Agreement, Generale des Eaux will co-sign on a case by case basis with AWT, applications for letters of credit of AWT's water and waste water management and air pollution projects, subject to approval by Generale des Eaux, in accordance with its usual business practices of such water and waste water management or air pollution projects. CGE acknowledges (without thereby intending to imply a limitation) that its support of letters of credit could reach or exceed the level of letters of credit currently carried by AWT.

	       This letter is intended for the sole benefit of Air & Water Technologies Corporation and not for the benefit of any other person, including without limitation any creditor or shareholder of AWT.

				       Very truly yours,

				       COMPAGNIE GENERALE DES EAUX


				       By
					 ------------------------------